EXHIBIT 99.1


 Contact:                           Michelle D. Monfor
                                    Director, Investor Relations
                                    (206) 467-3613 or 1-800-858-5347

                                    Robert J. Jirsa
                                    Director, Corporate and Environmental
                                    Affairs
                                    (206) 467-3626


               PLUM CREEK ENTERS INTO DEFINITIVE AGREEMENT TO

                 PURCHASE 905,000 ACRES OF TIMBERLAND FROM

                       SAPPI FINE PAPER NORTH AMERICA



 SEATTLE, WASHINGTON -- October 6, 1998 -- Plum Creek Timber Company, L.P. (NYSE: PCL) announced today that it has signed a definitive agreement to purchase 905,000 acres of forest lands in central Maine from Sappi Fine Paper North America (S.D. Warren Company), a subsidiary of South African-based Sappi Limited, for $180 million. The acquisition of these timberlands will bring the total ownership of Plum Creek, which is the sixth largest private timberland owner in the nation, to over 3.3 million acres.

         As part of the acquisition, Plum Creek will enter into a long-term agreement to supply fiber from these timberlands to Sappi's paper facility in Skowhegan, Maine. Plum Creek expects to retain the vast majority of the 70 employees who currently manage the lands.

         "This acquisition fits Plum Creek's strategic objective of expanding and enhancing our overall timberland ownership and making acquisitions that are accretive to our overall cash flow," said Rick R. Holley, President and Chief Executive Officer. "The Sappi timberlands are among the most attractive timber properties in the Northeast and include well-managed, productive hardwoods and softwoods in close proximity to several sawmills, pulpmills and chipmills. These lands diversify our timber holdings in a geographic region with very stable demand for wood fiber."

         "Plum Creek is delighted to assume the stewardship of these high-quality timberlands," continued Holley. "Plum Creek employs innovative and environmentally responsible management practices throughout our timberland ownership. We will manage these lands in an environmentally progressive manner."

         Plum Creek has an open lands policy that provides the public recreational opportunities on its timberland. The Company is also committed to continue discussion with the State of Maine regarding conservation easements on portions of Moosehead Lake and the Kennebec River.

         Completion of the transaction is subject to certain customary conditions, but is not subject to financing. The transaction is expected to close by the end of the year.

         Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Pacific Northwest and Southeast United States.